Exhibit 99.1 News Release

DeVry, Inc.	Investor Contact:
One Tower Lane	Joan Bates
Oakbrook Terrace	jbates@devry.com
Illinois 60181-4624	630-574-1949
630-571-7700
800-733-3879	Media Contact:
www.devry.com	David Gutierrez
Dresner Corporate Services
dgutierrez@dresnerco.com
312-780-7204

DeVry Inc. Provides Annual Stockholder’s Meeting Results

OAKBROOK TERRACE, Ill., - November 15, 2006 - DeVry Inc. (NYSE: DV), an international higher education company, conducted its annual meeting in which Daniel Hamburger assumed the title of president and chief executive officer and was elected to its Board of Directors.

Effective today, Daniel Hamburger, formerly president and chief operating officer, succeeded Ronald L. Taylor, as DeVry Inc.’s chief executive officer. Mr. Taylor assumes the role of senior advisor to the company. Mr. Hamburger who has not previously served on the Board has been elected as a Class 1 director to serve until 2007, and increases the size of DeVry’s board to 12 members.

Four Class 3 directors were re-elected to serve until 2009: Charles A. Bowsher, William T. Keevan, Robert C. McCormack, and Julia A. McGee. In addition, the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company was ratified.

About DeVry Inc.
DeVry Inc. (NYSE: DV) is the holding company for DeVry University, Ross University, Chamberlain College of Nursing and Becker Professional Review. DeVry University, which includes Keller Graduate School of Management, offers associate, bachelor's and master's degree programs in technology, healthcare technology, business and management. Ross University, through its schools of Medicine and Veterinary Medicine, offers both doctor of medicine and doctor of veterinary medicine degree programs. Chamberlain College of Nursing offers associate and bachelor's degree programs in nursing. Becker Professional Review, which includes Stalla CFA Review, provides preparatory coursework for the certified public accountant and chartered financial analyst exams. DeVry Inc. is based in Oakbrook Terrace, Ill. For more information about the company, visit http://www.devryinc.com.

Certain statements contained in this release concerning DeVry’s future performance, including those statements concerning DeVry’s expectations or plans, may constitute forward-looking statements subject to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as DeVry Inc. or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Actual results may differ materially from those projected or implied by these forward-looking statements. Potential risks, uncertainties and other factors that could cause results to differ are described more fully in Item 1A, “Risk Factors,” in the Company's most recent Annual Report on Form 10-K for the year ending June 30, 2006 and filed with the Securities and Exchange Commission on September 13, 2006, as well as in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, and the documents incorporated by reference therein that constitute forward-looking statements.

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